Exhibit 10.1

JOINT VENTURE CONTRACT AND OPERATING AGREEMENT

WASHOM II LEASE PROJECT

 ROGERS COUNTY, OKLAHOMA

3 WELL DRILLING PROJECT

This Joint Venture Contract and its attached Exhibit “A”, along with the Project Operating Agreement attached as Exhibit “B”, set forth the terms and conditions for development and operation of the Washom II lease located in Rogers County, Oklahoma and consisting of 80 acres+/-. The attached Exhibit “A” sets forth the working interest percentages of the joint venture and the financial terms for the development.  The attached Exhibit “B” sets forth the operating agreement under which the joint venture will conduct business once the development portion of the joint venture covered by Exhibit “A” is completed.

From: Aurum Resources Corp./ Danil Speyzer_________________________________   (Designated herein as Second Party)

Address: 1516 E. Tropicana Ave., Suite 155___________________________________

City: Las Vegas__________________ State:  Nevada ______ ZIP: 89119___________

Home/ Business Phone: (702) 430-1720____ Email: aurumresources@gmail.com_____

Second Party and Patriot Financial Group (designated herein as Operator) agree as follows:

1. Operator agrees to drill, and complete three (3) oil wells in the Bartlesville formation, including sand frac, and put into production all wells deemed to be of commercial value.

2. Second Party agrees to pay it’s pro-rata share (based on percentage ownership) of the expense of the operation and maintenance of the wells in addition to the same  pro-rata share of any work-over operation required for the wells, such as service or replacement parts as needed.  A fee totaling Two Hundred ($200) per well, per month for basic operation and maintenance shall be levied among the Working Interest owners. Second party will be offered, on a first right of refusal basis, the opportunity to participate in any future wells drilled on said lease.

3. The Operator covenants to keep the location free and clear of liens and encumbrances arising out of operations and to provide reasonable amounts of insurance, as required by State Regulations.  The Operator shall be liable to the Second Party for gross negligence or intentional acts, which may prove to be proximate of any loss to Second Party.  Any loss which may be caused by an Act of God (Force Majeure) or cause by any force or reason beyond the control of the Operator shall not create any liability upon either party beyond its proportionate share of any well location or ownership.  In the event of such loss, both parties agree to pay their proportionate share of liability from the proceeds of oil and /or gas sale from the subject well to settle claims or losses as a result of the operations of the properties.  All rights and obligations of this contract shall be assumed by any Third Party receiving Second Party’s Working Interest through assignment or transfer.

4. The Second Party does hereby constitute and appoint the Operator as it’s attorney in fact, to negotiate and contract for the sale of oil and/or gas, and to receive and disburse proceeds for sale, and to make all operational decisions relative to well development and operations, including exchange of wells and/or leases when deemed by operator to be in the best interest to overall project success, however; any exchange or substitution will in no way affect the net working interest position of second party.

5. This project is offered on a “fixed-cost” turnkey basis to the Second Party.  This places the open-end risk on the Operator, rather than the Second Party.  In the event total costs of the project overruns the contributions of the Second Party, Operator agrees to pay all overrun cost at no additional cost to the Second Party.  In the event total costs of the project are less than the contributions of the Second Party, the excess shall be retained by the Operator as profit.

6. The Second Party shall have access to the project lease at all reasonable times for the purpose of inspection and observation.

7. The Second Party hereto agrees and accepts the conditions of the Joint Venture and Operating Agreement and further acknowledges the numerous risks involved in an investment in this project.  Second Party further acknowledges it can withstand the total loss of an investment in this project without causing a change in lifestyle.

8. Any disputes under this Agreement shall be submitted for binding arbitration with cost of such arbitration to be split as determined by the arbitrator.  If one of the parties refuses to submit and participate in binding arbitration, then a lawsuit forcing binding arbitration can be filed in a court of equity and all cost for such lawsuit and binding arbitration shall be paid by the refusing party.

9. All well ownership interest purchased by second party will be recorded in its name at the County Courthouse of the county in which the wells are located.  All production revenue will be deposited in a special working interest account that is administered by a certified public accounting firm that is qualified to perform oil and gas accounting work.  Revenue payments will be prepared by said CPA firm after deduction for operating expenses in proportion to percentage of working interest ownership and said net proceeds will be disbursed to the Working Interest Owners along with a detailed accounting for items of income, expenses, depreciation, and depletion

10. . This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior negotiations or agreements in regard hereto.  No alteration to this Agreement shall be binding unless in writing and signed by the parties hereto.

EXECUTED THIS DAY

I have read and understood all the items 1-10 and the attached Exhibits “A” and “B”, and hereby accept and agree to all terms and conditions this, the 30 day of April, 2010.

SECOND PARTY	OPERATOR: PATRIOT FINANCIAL GROUP
Aurum Resources Corp.	Alex Barta Authorized Officer
Signature
/S/ Danil Shpeyzer Danil Shpeyzer, President	S/ Alex Barta

EXHIBIT “A”

/S/ Danil Shpeyzer, April 30, 2010

Signed & Dated

Operator will provide all management, professional services, outside contractors, equipment, and materials to drilling, equip and sand frac three (3) wells to the Bartlesville formation.  Upon completion of drilling and sand frac of said wells, operator will provide all necessary equipment, materials, and manpower to complete and put into production all wells deemed to be of commercial value.

Operator will provide all labor, materials, professional services, and equipment to accomplish the work set forth in this agreement for the lump sum price of $500,000.00

Each holder of interest will be offered, on a first right of refusal basis, to participate in any future development of this lease, including any drilling of new wells.

Investor in exchange for $10,000 will receive 1% of the Working Interest Revenue generated by the project and said Working Interest will be recorded in Investor’s name at the Oklahoma County Courthouse in the county where the lease is located.

This is a turnkey project.  There will be no cash calls on Investor for development of the re-completed wells.

EXHIBIT “B”

PROJECT OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into this 30 day of April, 2010, by and between Aurum Resources Corp. (Owner) and Patriot Financial Group (Operator).

RECITALS

A. Owner is the holder of the working interest in and to certain oil and gas leases located in Rogers County, Oklahoma (hereinafter collectively “Subject Property”).

B. Operator is an Operator and is engaged in the business of oil and gas exploration and the operation of oil and gas leases in certain parts of the state of Oklahoma, including Rogers County.

C.  The Owner desires to retain the services of Operator to serve as independent contracting oil and gas operator on behalf of Owner on the Subject Property as described above.  One of the purposes of contracting for the services of Operator is to obtain experienced operating services and to have the benefit of Operator’s bond under the rules and regulations of the Oklahoma Corporation Commission.

NOW THEREFORE, in consideration of mutual promises herein contained and other good and valuable consideration, Operator and Owner have agreed that Operator will serve as contract operator on behalf of Owner under the following terms and conditions:

1. TERM

This Agreement shall be effective on the 30day of April, 2010, and shall terminate on the 30 day of April, 2013 unless extended for an additional term of 3 year(s) by written notice from Owner to Operator on or before April 30, 2013.

2. DUTIES

a.  Operator shall be the operator of the Subject Property and shall conduct and direct and have full control over all operations on the Subject Property, subject to the terms and conditions of this Agreement.  In its performance of services hereunder for the Owner, Operator shall be an independent contractor, not subject to the control of the direction of the Owner, except as to the type of operation to be undertaken in accordance with the procedures contained in this Agreement. Operator shall conduct its activities under this Agreement as a reasonable and prudent operator in a good and workmanlike manner, in accordance with good oilfield practice, and in compliance with the applicable laws and regulations, but in no event shall Operator have any liability to Owner for losses sustained or liability incurred in the performance of its duties under this Agreement, except such as may result from gross negligence or willful misconduct of the Operator.

b.  Operator will file, and upon written request, promptly furnish copies to the Owner, all operations notices, reports or applications required to be filed by local, state, federal or Indian agencies or authorities having jurisdiction over the operations hereunder, Owner agrees to provide Operator, on a timely basis, all information necessary to make such filings.

c.  Upon request of Owner, Operator shall prepare estimates of current and cumulative costs to be incurred in the operation of the Subject Property.  Operator shall not be held liable for errors in such estimates, so long as the estimates are made in good faith.

d.  Operator shall supervise all field operations on the Subject Property.

e.  Operator shall perform such other standard operating services as are customary in the oil and gas industry for field operations and any additional services requested by Owner.

f.  Operator will collaborate with Owner on all major lease projects as they may mutually agree upon.

3. OPERATOR’S CHARGES.

a.  As compensation for administration, field supervision, and office services, Operator shall charge the Owner the following rates:

(i)  $200 per month per producing well for pumping services payable on the first day of each month during the term of this Agreement;

b. Producing well rates apply to:

(i)  An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as one-well charge providing each completion is considered a separate well by the governing regulatory authority.

Labor and equipment rates set forth in Exhibit “C” attached hereto for any and all work performed and not compensated under the provisions set forth in 3.a (i) and (ii) of this agreement.

(iv) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(v) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well.  This one-well charge shall be made whether or not the well has produced except when drilling well rates apply.

(vi) All other inactive wells (including, but not limited to, inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

c.  Direct charges.

The following items shall be direct charges, which shall be either charged directly to Owner by third parties, or charged through Operator, at Operator’s election:

(i) all third party billings for contractual work, supplies and/or services;

(ii) ecological and environmental costs;

(iii) rents and royalties;

(iv) materials;

(v) transportation costs of materials for the operation;

(vi) cost of contract services, equipment and utilities provided by outside sources, including professional consultant services and technical personnel;

(vii) all equipment and facility charges;

(viii) all legal expenses, damages and losses to the Subject  Property;

(ix) all taxes;

(x) communication expenses;

(xi) abandonment and reclamation expenses;

(xii)  insurance premiums required to be carried for the protection of Owner (only that amount attributable to protection of Owner);

(xiii) any other expenditure not covered or dealt with in the foregoing provisions which is of direct benefit to Owner and incurred by Operator in the necessary and/or proper conduct of the subject properties.

It is the intent of Owner and Operator that Operator provide only a contract service relating to the Subject Property and that all costs and expenses attributable to the Subject Property are to be charged to and paid for by Owner, except as specifically otherwise stated in this Agreement.

4. CHARGES BY THIRD PARTIES.

a.  Operator is hereby authorized by Owner, and appointed as Owner’s agent, for the limited purpose of obtaining goods and services in relation to the operations of the Subject Property hereunder. Operator is authorized, in the name and for the account of Owner, to make such changes, contract for such services and purchase and order such goods as are deemed by the Operator reasonable and necessary for the operation of the Subject Property. Notwithstanding the foregoing, Operator shall not undertake any single project reasonably estimated to required an expenditure in excess of $7,500.00 without the consent of the Owner, except in connection with a well, the drilling, reworking, deepening, completion, recompletion or plugging back of which has been previously authorized by Owner; further provided, however, that in case of explosion, fire, flood, well problems, saltwater spillage, environmental accidents, government regulatory orders or action, or other sudden emergencies, whether of the same or of a different nature, Operator may take such steps and incur expenses as, in its opinion, are required to deal with the emergency, but Operator, as promptly as possible, shall report the emergency to Owner.

b.  Operator may, but shall not be required to, incur charges and/or purchase goods in connection with the operations of the Subject Property in Operator’s name, for the account of Owner.

c.  Where Operator deems it appropriate, Operator shall have the right from time to time to request and receive from Owner payment in advance of estimated expenses to be incurred in operation hereunder.

d.  Operator shall not be obligated to perform any operation, incur any expenses, contract for any services, nor purchase any goods in its name, nor for its own account, in connection with the operation of the Subject Property.  Further, even if Owner requests, Operator need not perform any operations, incur any expenses, contract for any services, nor purchase ay goods unless the same can be charged to the direct account of Owner, or Owner has advanced the estimated funds for the payment of such costs.

5. OPERATOR’S LIEN

Operator shall be entitled to utilize the provisions of any oil and gas lien law or other lien law of Oklahoma to enforce the obligations of Owner hereunder. Without limiting the generality of the foregoing, Operator is given a first and preferred lien on the interest of the Owner and in the Owner’s interest in oil and gas produced and the proceeds thereof and in the Owner’s interest in material and equipment, and lease hold interest including royalty and working interest to secure the payment of all sums due from the Owner to the Operator.

In the event the Owner fails to pay any amount owing by it to the Operator within thirty days after the date of rendition of statements therefore, Operator, without prejudice to other existing remedies, is authorized to, at its election, to collect from the purchaser or purchasers of oil or gas, the proceeds accruing to the working interest of the Owner up to the amount owing by the Owner and each purchaser of oil or gas is authorized to rely upon Operator’s statement as to the amount owing by Owner.

6. GOVERNMENTAL FILINGS

Owner hereby appoints Operator as Owner’s agent for the limited purpose of making any and all governmental filings in the name and on behalf of Owner in regard to any federal, state or municipal agencies which require such filings and which have jurisdiction over the operations of the Subject Property.  Specifically, Operator is authorized to make spacing and pooling applications with the Oklahoma Corporations Commission, make filings with the Federal Energy Regulatory Commission, or its agents and, to obtain any and all permits necessary for operations on the Subject Property.  This Agreement is limited in scope and empowers the Operator to do only those particular things set forth in this provision.

7. DUTIES AND OBLIGATIONS OF OWNER

Owner shall make available to Operator all forms, documents and other information reasonably requested by Operator in connection with the operation of the Subject Property.  Owner shall use its best efforts in assisting Operator to perform its duties under this Agreement.  It shall be Owner’s obligation to see to joint interest billings, revenue distribution and other administrative and billing matter relating to the Subject Property.

8. DEFAULTS AND REMEDIES

If Owner fails to discharge any of its financial obligations under this Agreement, including, without limitation, the failure to make any advance requested hereunder, or if Owner fails to perform any other obligation of Owner under this Agreement, then in addition to the remedies set forth herein, the following remedies shall be applicable:

a.  Operator may deliver to Owner a Notice of Default which specifies the default, the action to be taken to cure the default and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.  If the default is not cured within fifteen (15) days of the delivery of such Notice of Default, all of the rights of Owner granted by this Agreement may be suspended until the default is cured.

b.   Operator may sue to collect any amounts in default, plus interest accruing at a rate of ten percent (10%) per annum from the date of default until the date of collection.  .

c.  In the event the Operator takes action to enforce the obligations of the Owner hereunder, the prevailing party in such an action shall be entitled to recover court costs, costs of collection and a reasonable attorney’s fee.

If the Operator fails to discharge any of its obligations under this Agreement or fails to maintain its status as a licensed operator by the State of Oklahoma, then in addition to the remedies set forth herein, the following remedies shall be applicable:

a.  Owner may deliver to Operator a Notice of Default which specifies the default, the action to be taken to cure the default and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.  If the default is not cured within fifteen (15) days of the delivery of such Notice of Default, all of the rights of the Operator granted by this Agreement may be suspended until the default cured.

b. In the event the Owner takes action to enforce the obligations of the Operator hereunder, the prevailing party in such an action shall be entitled to recover court costs, costs of collection and a reasonable attorney’s fee.

9. RESIGNATION OR REMOVAL OF OPERATOR

a.  Operator may resign as Operator hereunder, and under the rules of the Oklahoma Corporation Commission, any time upon thirty (30) days written notice to Owner.

b.  Owner may terminate Operator upon 30 days written notice at any time; provided that in the event Owner notifies Operator of termination, Operator shall not be removed until such time as a substitute Operator has filed the mandatory forms with the proper regulatory authorities to become qualified as the Operator and to remove Operator from any and all liabilities including, but not limited to, any plugging liability.

10. INDEMNIFICATION OF OPERATOR

Owner agrees to indemnify and hold Operator wholly harmless from any and all loss, cost or expense of any kind or nature whatsoever arising from the performance of Operator of the terms and conditions of this Agreement, including, but not limited to, court costs, discovery costs, attorney’s fees and/or liabilities of any similar or dissimilar nature arising out of Operator’s performance of its obligations under the terms of this agreement, provided that such indemnification shall not extend to the gross negligence or willful misconduct of Operator.

11. INSURANCE

During the term of this Agreement and any extension thereof, the Operator shall comply with all applicable workers compensation laws and shall also provide general liability insurance in the amount of $1,000,000.00 naming the Owner as an additional insured.  Operator shall provide Owner with a Certificate of Insurance evidencing liability insurance and workers compensation insurance and listing the Owner as an additional insured within ten (10) days from the date hereof.  Operator shall require all contractors engaged in work on the Subject Property to comply with the workers compensation laws of the State of Oklahoma and to maintain liability insurance in an amount of not less that $1,000,000.00.

12. NOTICES

All notices authorized or required between the parties by any provision of this Agreement unless otherwise specified, shall be in writing and delivered in person, by U.S. Mail, courier service, telegram, telex, telecopier or other form of facsimile, post or charges prepaid, and addressed to such parties at the addresses listed hereinafter. Any notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any such notice and response thereto shall run from the date the originating notice is received. Receipt, for purposes of this Agreement with respect to written notice delivered hereunder shall be actually delivery of the notice to the address of the party to be notified specified in accordance with this Agreement or to the telecopy, telefacsimile or telex machine of such party.  The address and/or agent to receive such notice may be changed from time to time by either party in the manner set forth for giving of notices hereunder.

OWNER: Aurum Resources Corp.

1516 E. Tropicana Ave., Suite 155, Las Vegas, Nevada 89119

Tel: 702-430-1720, Fax: 702-577-0339

OPERATOR: Patriot Financial Group
2000 Claremont Ave. Suite PH-406

Montreal, Quebec, Canada H3Z 2P8

Phone: 800-916-2429, Fax: 702-447-8553

13. MISCELLANEOUS

a. This Agreement will be governed by and construed under the laws of the State of Oklahoma without regard to any conflicts of laws principles that would require the application of any other law.

b.  This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns.

c.  In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect

d.  This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof.  This Agreement may not be amended except by a written agreement signed by each of the parties to this Agreement.

e.  No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

f.  The headings of paragraphs and subparagraphs in this Agreement are provided for convenience only and will not affect its construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement as the date first written above.

OWNER:

            By: /S/ Danil Shpeyzer__

Danil Shpeyzer, President

                                                            OPERATOR:

 By: /S/ Alex Barta ________

 Alex Barta, President

EXHIBIT “C”

OPERATORS LABOR AND EQUIPMENT RATES

Pulling Unit	$100 per Hour
2 Man Roustabout Crew	$ 50 per Hour
Welding Machine and Welder	$ 50 per Hour
Dump Truck w/ Driver	$ 60 per Hour
Backhoe/Loader w/ operator	$ 75 per Hour
Ditching Machine w/ operator	$ 1 a Foot
Vacuum Truck w/ operator	$ 75 per Hour
Wench Truck	$ 75 per Hour
Cable Tool	$ 100 per Hour
NCO2 Machine w/out Fuel	Weekly and monthly rates according to project
Parts and Supplies	Cost plus 10%
Supervision	$ 75 per Hour
General & Administrative	15% of Charges
/S/ Alex Barta __ Operator	/S/ Danil Shpeyzer__ Owner